FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-201743-01

Sent: Monday, September 14, 2015 11:23 AM

Subject: CMBS NEW ISSUE: $703.324MM BACM 2015-UBS7 * Full Pxg Details

NEW ISSUE CMBS: $703.324MM

BANK OF AMERICA MERRILL LYNCH COMMERCIAL MORTGAGE TRUST 2015-UBS7

CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & UBS SECURITIES LLC

CO-MANAGER: DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CL	Size	MOODY'S/FITCH/MSTAR/KBRA	WAL	CE%	SPREAD	CPN	$PRICE	YIELD
A1	$38.700	Aaa(sf)/AAAsf/AAA/AAA(sf)	2.80	30.000	S+ 52	1.608	99.99993	1.5903
ASB	$62.400	Aaa(sf)/AAAsf/AAA/AAA(sf)	7.61	30.000	S+103	3.429	102.99878	2.9853
A3	$200.000	Aaa(sf)/AAAsf/AAA/AAA(sf)	9.85	***NOT AVAILABLE***
A4	$228.996	Aaa(sf)/AAAsf/AAA/ AAA(sf)	9.94	30.000	S+117	3.705	102.99254	3.3571
AS	$50.170	Aa2(sf)/AAAsf/AAA/AAA(sf)	9.98	23.375	S+145	3.989	102.99268	3.6400
B	$50.169	NR/AA-sf/AA-/AA-(sf)	9.98	16.750	S+195	4.3667	102.46214	4.1400
C	$33.010	NR/A-sf/A-/A-(sf)	9.98	12.391	S+275	4.3667	96.17991	4.9400
D	$39.879	NR/BBB-sf/BBB-/BBB-(sf)	9.98	7.125	S+440	3.167	75.45114	6.5900

EXPECTED SETTLEMENT:	9/24/15
B&D:	BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-201743 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

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